Exhibit 10.4

EMPLOYMENT AGREEMENT

This employment agreement (this "Agreement") dated as of 4th June, 2010 (the "Effective Date"), is made by and between Voiceserve, Inc., a Delaware corporation (the "Company") and Alexander Ellinson (the “Executive”) (collectively, the “Parties”).

WHEREAS, the Company is a publicly traded company whose shares are quoted on the OTC Bulletin Board;

WHEREAS, the Executive will have the duties and responsibilities as described in Section 1 of the Agreement during the period when the Executive is the President & Chairman of the Company; and

WHEREAS, the Parties wish to establish the terms of the Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. POSITION/DUTIES.

(a) During the Employment Term (as defined in Section 2 below), the Executive shall serve as President & Chairman of the Company. In this capacity the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other reasonable duties and responsibilities as the Board of Directors of the Company (the "Board") shall designate.  The Executive shall report directly to the Board of Directors.  The Executive shall obey the lawful directions of the Board of Directors to whom the Executive reports and shall use his diligent efforts to promote the interests of the Company and to maintain and promote the reputation thereof.

(b) During the Employment Term, the Executive shall use his best efforts to perform his duties under this Agreement and shall devote all of his business time, energy and skill in the performance of his duties with the Company.  The Executive shall not during the Employment Term (except as a representative of the Company or with consent in writing of the Board) be directly or indirectly engaged or concerned in any other business activity.  Notwithstanding the foregoing provisions, the Executive is not prohibited from (1) participating in charitable, civic, educational, professional or community affairs or serving on the board of directors or advisory committees of non-profit entities, and (2) managing his and his family's personal investments, in each case, provided that such activities in the aggregate do not materially interfere with his duties hereunder.

2. EMPLOYMENT TERM.  Except for earlier termination as provided in Section 5, the Executive's employment under this Agreement shall be for a five year term commencing on the Effective Date and ending on 4th  June 2015 (the "Initial Term"). Subject to Section 5, at the end of the Initial Term this Agreement may be extended for additional terms by mutual agreement of the parties (“Additional Term”).  The amount of compensation payable to the Executive during any extension of the Initial Term shall be discussed and agreed upon by both parties 30 days before the Agreement termination date.  The Initial Term and any Additional Term shall be referred to herein as the "Employment Term."

3. COMPENSATION.

(a) Base Salary. In consideration of the services to be rendered as provided in Section 1, the Company hereby agrees to pay the Executive an annual base salary of $240,000 payable in equal weekly installments in accordance with the usual practice of the Company (the “Base Salary”). The Executive's Base Salary shall be subject to annual review by the Board of Directors of the Company (the “BOD”).

(b) Bonus.  With respect to each full fiscal year during the Employment Term, the Executive shall be eligible to earn an annual bonus (the "Annual Bonus") in such amount, if any, as determined in the sole discretion of the Board of up to 100% of the Executive's Base Salary. In addition, the Executive shall be eligible to participate in the Company's bonus and other incentive compensation plans and programs (if any) for the Company's senior executives at a level commensurate with his position and may be entitled to bonus payments in addition to the amount set forth hereinabove.1

(a)    Stock Options. Subject to the terms and conditions provided in this Agreement, the Company hereby agrees to grant the Executive the following stock options (the “Stock Options”) as follows:

(i) During the first year of the Employment Term, the Company shall grant the Executive on or before July 26th, 2010, options under the Company’s Equity Incentive Plan to purchase up to 250,000 shares of Common Stock (the “First Year Option Shares”) at $. 25 per share, which shall vest at such time as approved by the Board of Directors of the Company during the year.

(ii) During the second year of the Employment Term, the Company shall grant the Executive on or before June 4th, 2011, options subject to the Company’s Equity Incentive Plan to purchase 250,000 shares of Common Stock (the “Second Year Option Shares) at a 25% discount off the price at 4th June 2011 which shall vest at such time as approved by the Board of Directors of the Company during the year.

(iii) During the third year of the Employment Term, the Company shall grant the Executive on or about 4th June, 2012,  options subject to the Company’s Equity Incentive Plan  to purchase up to 250,000 shares of the Common Stock (the “Third Year Option Shares”), at a 25% discount of the price on the 4th June 2012  which shall vest at such time as approved by the Board of Directors of the Company during the year.

1  NOTE: publicly held companies are subject to the $1,000,000 compensation deduction limitation imposed by Internal Revenue Code Section 162(m).

(iv) During the fourth year of the Employment Term, the Company shall grant the Executive on or about 4th June, 2013,  options subject to the Company’s Equity Incentive Plan  to purchase 250,000 shares of the Common Stock (the “Fourth Year Option Shares”), at a 25% discount of the price on the 4th June 2013 which shall vest at such time as approved by the Board of Directors of the Company during the year.

(v) During the fifth year of the Employment Term, the Company shall grant the Executive on or about 4th June 2014,  options subject to the Company’s Equity Incentive Plan  to purchase 250,000 shares of the Common Stock (the “Five Year Option Shares”), at a 25% discount of the price on the 4th June 2014 which shall vest at such time as approved by the Board of Directors of the Company during the year..

4. EMPLOYEE BENEFITS.

(a) Benefit Plans.  The Executive shall be eligible to participate in any employee benefit plan of the Company, including, but not limited to, equity, pension, thrift, profit sharing, medical coverage, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to the benefit of its senior executives, at a level commensurate with his positions, subject to satisfying the applicable eligibility requirements. The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason in its sole discretion.

(b) Vacation.  Employee shall be entitled to a vacation (without deduction of salary or other compensation) for the period as is in conformity with the Company’s policy regarding vacations for management employees (but in no event less than three weeks per year).

(c) Business and Entertainment Expenses. Upon presentation of appropriate documentation, the Executive shall be reimbursed for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of his duties hereunder, all in accordance with the Company's expense reimbursement policy applicable to senior executives from time to time in effect.

(d) Insurance. The Company shall provide standard coverage for the Executive and each individual family member of the Executive under the Company health insurance after consultation with the Executive.

(e) Company Car. The Executive shall either (i) receive a monthly expense allowance for purchase or lease of a car or (ii) be given a company car for use in connection with the performance of his duties hereunder.

5. EARLY TERMINATION.  The Executive's employment and the Employment Term shall terminate on the first of the following to occur:

(a) Disability.  The thirtieth (30th) day following a written notice of termination by the Company to the Executive due to Disability. For purposes of this Agreement, "Disability" shall mean a determination  by the Company in accordance with applicable law that due to a physical or mental injury, infirmity or incapacity, the Executive is unable to perform the essential functions of his job with or without accommodation for 180 days (whether or not consecutive) during any 12-month period.

(b) Death.  Automatically on the date of death of the Executive.

(c) Cause.  Immediately upon written notice of termination by the Company to the Executive for Cause. "Cause" shall mean, as determined by the Board (or its designee) (1) conduct by the Executive in connection with his employment duties or responsibilities that is fraudulent, unlawful or grossly negligent; (2) the willful misconduct of the Executive; (3) the willful and continued failure of the Executive to perform the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (4) the commission by the Executive of any felony (other than traffic-related offenses) or any crime involving moral turpitude; (5) violation of any material policy of the Company or any material provision of the Company's code of conduct, employee handbook or similar documents; or (6) any material breach by the Executive of any provision of this Agreement or any other written agreement entered into by the Executive with the Company.

(d) Without Cause.  On the sixtieth (60th) day following written notice by either Party to the other Party without Cause, other than for death or Disability of the Executive.  The Company may also terminate this Agreement for cause at any time in the event of the failure of the Executive to perform duties assigned by the Company in a correct, timely and expeditious manner or in the event of material violation by the Executive of any term or condition of this Agreement.

6. CONSEQUENCES OF TERMINATION.

(a) Disability.  Upon termination of the Employment Term because of the Executive's Disability, the Company shall pay or provide to the Executive (1) any unpaid Base Salary and any accrued vacation through the date of termination; (2) any unpaid bonus accrued through the date of termination; (3) three (3) months’ Base Salary at the then current rate, payable in a lump sum, less withholding of applicable taxes; (4) reimbursement for any unreimbursed expenses properly incurred through the date of termination; and (5) all other payments or benefits to which the Executive may be entitled under the terms of any applicable employee benefit plan, program or arrangement (collectively, "Accrued Benefits").

(b) Death.  Upon the termination of the Employment Term because of the Executive's death, the Executive's estate shall be entitled to (1) three (3) months’ Base Salary at the then current rate, payable in a lump sum, less withholding of applicable taxes; and (2) any Accrued Benefits.

(c) Termination for Cause. Upon the termination of the Employment Term by the Company for Cause or by either party in connection with a failure to renew this Agreement, the Company shall pay to the Executive any Accrued Benefits.

(d) Termination without Cause.  Termination without Cause or for Good Reason.  Upon the termination of this Agreement by the Companies without Cause or by the Executive with Good Reason and subject to the Executive’s execution (and non-revocation) of a general release of claims against the Companies and its affiliates in a form reasonably requested by the Companies, the Companies shall pay or provide the Executive with (1) the Accrued Benefits; (2) continued payment to the Executive his rate of salary and guaranteed bonus for the Term in which termination occurs, including such percentage of Corporate Profits as is applicable, for 36 months after termination, payable in accordance with the regular payroll practices of the Companies, but off the payroll; (3) all benefits accorded to Executive prior to termination for a period of 36 months after termination; (3) the exercise price for all of the options described in Section 3 shall be paid by the Companies; and (4) the Companies shall issue the Executive 250,000 shares of restricted common stock with demand registration rights.  Payments provided under this Section 6(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Companies.

7. NO ASSIGNMENT.  This Agreement is personal to each of the Parties.  Except as provided below, no Party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other Party hereto; provided, however, that the Company may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.

8. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (1) on the date of delivery if delivered by hand, (2) on the date of transmission, if delivered by confirmed facsimile, (3) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (4) on the fourth business day following the date delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Alexander Ellinson
Dischmastrasse 35/c
Davos
Switzerland

If to the Company:

Voiceserve, Inc.
Grosvenor House
1 High Street
Edgware, Middlesex HA8, 7TA

With a copy (which does not constitute a notice) to:

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey, 07726
Attention: Gregg Jaclin, Esq.
Tel.:732-409-1212
Fax: (732) 577-1188

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9. PROTECTION OF THE COMPANY'S BUSINESS.

(a) Confidentiality.  The Executive acknowledges that during the course of his employment by the Company (prior to and during the Employment Term) he has and will occupy a position of trust and confidence. The Executive shall hold in a fiduciary capacity for the benefit of the Company and shall not disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, except (i) as in good faith deemed necessary by the Executive to perform his duties hereunder, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information, provided that the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment, (iv) as to such Confidential Information that shall have become public or known in the Company's industry other than by the Executive's unauthorized disclosure, or (v) to the Executive's spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive's tax, financial and other personal planning (each an "Exempt Person"), provided, however, that any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 9(a) by the Executive. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not disclosed by the Company and that was learned by the Executive in the course of his employment by the Company, including, but not limited to, any proprietary knowledge, trade secrets, data and databases, formulae, sales, financial, marketing, training and technical information, client, customer, supplier and vendor lists, competitive strategies, computer programs and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.

(b) Non-Competition.  During the Employment Term and for the one-year period following the termination of the Executive's employment for any reason (the "Restricted Period"), the Executive shall not, directly or indirectly, without the prior written consent of the Company, provide employment (including self-employment), directorship, consultative or other services to any business, individual, partner, firm, corporation, or other entity that competes with any business conducted by the Company or any of its subsidiaries or affiliates on the date of the Executive's termination of employment or within one year of the Executive's termination of employment in the geographic locations where the Company and its subsidiaries or affiliates engage or propose to engage in such business (the "Business"). Nothing herein shall prevent the Executive from having a passive ownership interest of not more than 2% of the outstanding securities of any entity engaged in the Business whose securities are traded on a national securities exchange.

(c) Non-Solicitation of Employees. The Executive recognizes that he possesses and will possess confidential information about other employees of the Company and its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company and its subsidiaries and affiliates. The Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries and affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company. The Executive agrees that, during the Restricted Period, he will not, directly or indirectly, (i) solicit or recruit any employee of the Company or any of its subsidiaries or affiliates (a "Current Employee") or any person who was an employee of the Company or any of its subsidiaries or affiliates during the twelve (12) month period immediately prior to the date the Executive's employment terminates (a "Former Employee") for the purpose of being employed by him or any other entity, or (ii) hire any Current Employee or Former Employee.

(d) Non-Solicitation of Customers.  The Executive agrees that, during the Restricted Period, he will not, directly or indirectly, solicit or attempt to solicit (i) any party who is a customer or client of the Company or its subsidiaries, who was a customer or client of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Executive's employment terminates or who is a prospective customer or client that has been identified and targeted by the Company or its subsidiaries for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries, or (ii) any supplier or vendor to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier or vendor.

(e) Property.  The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries ("Company Property").  During the Employment Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of his duties under this Agreement.  When the Executive's employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

(f) Non-Disparagement.  Executive shall not, and shall not induce others to, Disparage the Company or its subsidiaries or affiliates or their past and present officers, directors, employees or products. "Disparage" shall mean making comments or statements to the press, the Company's or its subsidiaries' or affiliates' employees or any individual or entity with whom the Company or its subsidiaries or affiliates has a business relationship which would adversely affect in any manner (1) the business of the Company or its subsidiaries or affiliates (including any products or business plans or prospects), or (2) the business reputation of the Company or its subsidiaries or affiliates, or any of their products, or their past or present officers, directors or employees.

(g) Cooperation.  Subject to the Executive's other reasonable business commitments, following the Employment Term, the Executive shall be available to cooperate with the Company and its outside counsel and provide information with regard to any past, present, or future legal matters which relate to or arise out of the business the Executive conducted on behalf of the Company and its subsidiaries and affiliates, and, upon presentation of appropriate documentation, the Company shall compensate the Executive for any out-of-pocket expenses reasonably incurred by the Executive in connection therewith.

(h) Equitable Relief and Other Remedies.  The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of this Section 9 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened or attempted breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In addition, without limiting the Company's remedies for any breach of any restriction on the Executive set forth in this Section 9, except as required by law, the Executive shall not be entitled to any payments set forth in Section 5(d) hereof if the Executive has breached the covenants applicable to the Executive contained in this Section 9, the Executive will immediately return to the Company any such payments previously received under Section 5(d) upon such a breach, and, in the event of such breach, the Company will have no obligation to pay any of the amounts that remain payable by the Company under Section 5(d).

(i) Reformation.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.  The Executive acknowledges that the restrictive covenants contained in this Section 9 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

(j) Liability.   Notwithstanding the provisions in this Section 9 the Executive shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by the negligence or willful or intentional misconduct of the Executive or any person or entity acting for or on behalf of the Executive.

(k) Survival of Provisions.  The obligations contained in this Section 9 shall survive in accordance with their terms the termination or expiration of the Executive's employment with the Company and shall be fully enforceable thereafter.

10. INDEMNIFICATION.  The Executive shall be indemnified to the extent permitted by the Company's organizational documents and to the extent required by law.

11. SECTION HEADINGS AND INTERPRETATION. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. Expressions of inclusion used in this agreement are to be understood as being without limitation.

12. SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13. COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

14. GOVERNING LAW.  This Agreement in its interpretation and application and enforcement shall be governed by the law of the State of Delaware.

15. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

16. WAIVER AND AMENDMENT.  No provision of this Agreement may be modified, amended, waived or discharged unless such waiver, modification, amendment or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either Party at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17. WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

18. AUTHORITY AND NON-CONTRAVENTION.  The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him form entering into this Agreement or performing all of his obligations hereunder.

19. COUNTERPARTS.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

VOICESERVE, INC.

By:
Title: _____________

EXECUTIVE

By:  _____________